UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3rd, 2017

EVERGREEN-AGRA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53902	98-0460379
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19800 MacArthur suite 300, Irvine CA, USA 92612

(Address of Principal Executive Offices) (Zip Code)

604.764.7646

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

In anticipation of the reorganization as a closed ended fund, the Issuer has endorsed and approved the following:

a)	The issuer has entered into a Memorandum of Understanding (MOU) outlined below:

This MOU is entered into between Evergreen-Agra Global Investments, Inc (EGRN) (EGRN OTCQB) of Irvine, California And Humboldt Industries Limited of Toronto, Ontario (Humboldt).

ERGN have been in discussion regarding an investment by EGRN in the acquisition of 100% of all the outstanding shares of Perfect Plants Holdings B.V. and/or Perfect Plants B.V. of the Netherlands, through Humboldt’s wholly owned Netherlands subsidiary Humboldt Industries B.V. Both parties have expressed an interest in working together to accomplish this and wish to move towards a formal arrangement. EGRN has indicated its willingness to provide capital equivalent of up to a 9.9% equity interest of the acquisition, and to arrange the necessary remain financing required to complete the acquisition. Humboldt has expressed its willingness to entertain such an investment.

Perfect Plants is a company based in Holland which has been in business for over 25 years specializing in botanical tissue culture and young plant technology. The company has sales in excess of Euros 10 Million and operates over 500,000 square feet of fully automated greenhouse facilities in the Holland and South Africa. The company has extensive plant genetic intellectual property, specializing in tissue culture and the supply of uniform quality cloned young plants to farmers that are free of disease and genetic mutations. The company’s clients include large conglomerates such as Monsanto, Syngenta and SIAT. The company intends to grow as an industry leader in the market of botanical and plant delivered drugs by supporting the global pharmaceutical market move from molecular to plant based medicines which market, according to the International Trade Center in Switzerland, exceeds $62 billion. The company has been granted an R&D licence which allows for any activity in relation to the cannabis plant, including extraction technologies, analytics, production that allows for the export and IP-exchange with other jurisdictions of certified quality cannabis material to the global regulated marijuana market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN-AGRA, INC. / EVERGREEN-AGRA GLOBAL INVESTMENTS, INC.

Date: August 4th, 2017	By:	/s/ Rene Hamouth
Rene Hamouth
President / Chairman of the Board / Director

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